Exhibit 99.1

FOR IMMEDIATE RELEASE

Sonic Automotive, Inc. Announces Successful Debt Restructuring

CHARLOTTE, N.C. — May 5, 2009 — Sonic Automotive, Inc. (NYSE: SAH), the nation’s third-largest automotive retailer, today announced that it has entered into agreements with the holders of over 85% of the Company’s 5.25% Convertible Senior Subordinated Notes due May 2009 to refinance such notes with a combination of cash, common shares and newly issued debt. Any holders who did not agree to the refinancing will be repaid in cash at maturity. The transactions involved in this portion of the company’s refinancing are expected to close on May 7, 2009. The Company is also filing a Form 8-K with additional details of the transactions.

Scott Smith, the Company’s President, said, “We believe the successful refinancing of our May 2009 notes is an indicator of the confidence our syndicated lenders and our bondholders have in Sonic Automotive’s business model. Sonic has successfully stabilized its other revenue sources in response to the difficult new vehicle sales environment. As a result of the process standardization we’ve put in place over the last two years, our used vehicle and parts and service business is helping offset the softness in new vehicle sales.”

Moelis & Company acted as financial advisor to the Company for the restructuring.

About Sonic Automotive

Sonic Automotive, Inc., a Fortune 300 company based in Charlotte, N.C., is the third-largest automotive retailer in the United States operating 159 franchises. Sonic can be reached on the Web at www.sonicautomotive.com.

Included herein are forward-looking statements, including our evaluation of debt maturities and anticipated closing of refinancing transactions. There are many factors that affect management’s views about future events and trends of the Company’s business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s view, including without limitation, economic conditions, risks associated with acquisitions and the risk factors described in the Company’s annual report on Form 10-K for the year ended December 31, 2008. The Company does not undertake any obligation to update forward-looking information.

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Contact:	David Cosper, Chief Financial Officer (704) 566-2400
Greg Young, VP of Finance (704) 566-2489